LICENSE AND MASTER SERVICES AGREEMENT
ORDER NO. QUO-07952-H9V9D2

THIS LICENSE AND MASTER SERVICES AGREEMENT is effective as of the date of full execution of this Agreement (the “Effective Date”) and is by and between IO Phoenix One, LLC, a Delaware limited liability company (“Licensor”) and the licensee identified below (“Customer”).

AGREED:
In consideration of the respective rights and obligations under this Agreement and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Customer have fully reviewed and agree to all of the terms and conditions of this Agreement.

IO PHOENIX ONE, LLC                 THE ULTIMATE SOFTWARE GROUP, INC.
615 N. 48th Street                     2000 Ultimate Way
Phoenix, Arizona 85008             Weston, Florida 33326

By: _/s/ George D. Slessman________________         By: __/s/ John Machado_____________________
Printed Name: __George D. Slessman_________         Printed Name: ___John Machado_____________

Title: _Chief Executive Officer______________         Title: __VP, SaaS Delivery__________________

Date: ___2/27/______________, 2012             Date: _2/27/______________, 2012

This License and Master Services Agreement includes the following Attachments, and no others:
[ X ] Attachment A:        License Fees
[ X ] Attachment A-1:        Payment Schedule
[ X ] Attachment B:        Terms and Conditions
[ X ] Attachment C:        Acceptable Use Policy
[ X ] Attachment D        Rules and Regulations

[***] Indicates a portion of this exhibit has been omitted based on a request for confidential treatment submitted to the Securities and Exchange Commission. The omitted portions have been filed separately with the Securities and Exchange Commission.

LICENSE AND MASTER SERVICES AGREEMENT

ATTACHMENT B -- TERMS AND CONDITIONS

1.	Definitions.

1.1	“Access Control Objective” means Licensor’s service level objective to maintain access control which identifies or authenticates authorized visitors into the managed Data Center.

1.2
“Agreement” means collectively this License and Master Services Agreement and all Attachments thereto, including, without limitation: Attachment A (License Fees), Attachment A-1 (Payment Schedule), Attachment B (Terms and Conditions), Attachment C (Acceptable Use Policy) and Attachment D ( Rules and Regulations), both the Acceptable Use Policy and Rules and Regulations are also posted at io.com and may be changed by Licensor from time to time upon reasonable advance written notice to Customer; provided, however, but in no event shall a change in the Rules and Regulations cause a downgrade or reduction in services or the level of services to be provided as exists as of the Effective Date of the Agreement . The terms and conditions of Attachment A shall prevail in the event of any inconsistency between Attachment A and any other portion of this Agreement.

1.3
“Conditioned Power” means the electrical service provided by Licensor to a Customer Equipment Area, subject to Section 2.5, which is provisioned through one or more uninterruptible power supply (UPS) system(s) or a DC battery plant, and which is further supported by one or more standby diesel generator(s).

1.4	“Customer Area” means collectively, the Customer Equipment Area and the Other Customer Areas.

1.5
“Customer Equipment” means Customer's computer hardware, peripheral, and any other tangible equipment or property that Customer places in the Customer Equipment Area from time to time pursuant to this Agreement.

1.6
“Customer Equipment Area” means the portion inside the Data Center or Module, as designated by Licensor or as otherwise set forth in Attachment A, above the raised floor and below the drop ceiling (if applicable), into which Licensor delivers the Conditioned Power for Customer and which area Customer has the exclusive right to use and occupy hereunder for the placement of Customer Equipment. The Customer Equipment Area shall specifically exclude any of Licensor’s Service Infrastructure that may be located in a Module, as well as the Other Customer Areas.

1.7
“Customer Parties” means Customer, its Representatives, Colo Users (as defined in Section 2.8) and persons to whom Customer resells IP Bandwidth; subtenants, assignees and any other occupant of the Customer Area; and any of their respective affiliates, members, managers, officers, directors, shareholders, agents, employees, invitees, transferees and contractors.

1.8	“Data Center” means that certain building located at 615 N. 48th Street, Phoenix, Arizona 85008.

1.9	“Hazardous Materials” means any substance referred to or defined in any Law as a hazardous material or substance (or similar term).

1.10
“Internet Bandwidth” or “IP Bandwidth” means the Internet bandwidth provided by Licensor or a third party service licensor, which features multi-homed connectivity from two or more connections, unless otherwise specified.

1.11	“Law” means any applicable law, rule or regulation.

1.12	“Module” means the modular data center installed at the Data Center.

1.13
“Other Customer Areas” means the portion of the Data Center the Customer has the exclusive right to use and occupy hereunder other than the Customer Equipment Area, if any (e.g. office space, storage space, etc.) as specified in Attachment A.

[***] Indicates a portion of this exhibit has been omitted based on a request for confidential treatment submitted to the Securities and Exchange Commission. The omitted portions have been filed separately with the Securities and Exchange Commission.

1.14	“Related Data Center Services” means services to be provided (in connection with the license by Licensor to Customer of the Customer Area) by Licensor to Customer under this Agreement.

1.15	“Representatives” means the individuals identified and authorized by Customer to have access to the Customer Area in accordance with this Agreement.

1.16	“Service Infrastructure” means any PDU, UPS, generator and all other infrastructure used to provide the Related Data Center Services.

1.17	“SLA” means the Service Level Agreement set forth in Section 13.

2.	License; Responsibilities.

2.1
License. Licensor hereby licenses to Customer the Customer Area to access and use for the purposes set forth herein and will provide to Customer the Related Data Center Services in accordance with this Agreement. Subject to the terms of this Agreement, the Customer Area is provided in an “AS-IS” condition. Customer, at Customer’s sole cost and expense, shall keep and maintain the Customer Area in good order, condition and repair, reasonable wear and tear excepted. Customer waives the benefit of any applicable Law permitting Customer to make repairs at Licensor’s expense.

2.2
Customer Responsibilities. Customer shall comply with all terms of this Agreement including, without limitation, the Acceptable Use Policy and the Rules and Regulations. Customer shall not take any action that might affect the Service Infrastructure without Licensor’s advance written consent in Licensor’s reasonable discretion. If Customer fails to timely perform any of its responsibilities under this Agreement, after written notice by Licensor to Customer specifying the failure (to the extent applicable circumstances permit) and giving Customer a ten (10) day opportunity to cure (to the extent applicable circumstances permit), in addition to any other rights or remedies available to Licensor under this Agreement and Law, Licensor shall have the right, using reasonable judgment, but not the obligation, to perform such responsibilities on Customer’s behalf and recover from Customer, upon demand, all reasonable amounts expended by Licensor in such performance, plus [***] percent ([***]%) of all such amounts for handling, supervision and overhead expenses. In the event Customer has any items shipped to the Data Center and Licensor determines to accept any such shipment, Licensor assumes no liability for, or obligation to, review, inspect or otherwise be responsible for such shipment, provided that Licensor will use commercially reasonable care in receiving and storing such equipment.

2.3
Licensor Responsibilities. Licensor will use its commercially reasonable efforts to cause the Data Center and Module(s) to be maintained in efficient working order in accordance with this Agreement. Licensor may, upon advance notice (to the extent applicable circumstances permit), access the Customer Area at any time it reasonably deems appropriate to address maintenance, repair, inspection, operational or safety matters. Should any condition exist that may impair the functionality of the Data Center or Module(s), Licensor may initiate planned maintenance, which may include disconnection of all or any part of the Data Center and/or Module(s). Licensor will, to the extent reasonably practicable, give Customer seven (7) business days’ notice in writing (or such shorter period as may be reasonably necessary), prior to initiating a planned maintenance operation, of the timing and scope of such planned maintenance operation. Licensor will use all reasonable efforts to conduct planned maintenance outages, if any, of the Data Center and/or Module(s) during the hours of 01:00 a.m. and 06:00 a.m. local time on Monday.

2.4
Remote Hands. At Customer’s request, Licensor may, in its sole discretion and from time to time, perform certain services with respect to the Customer Equipment that does not involve any installation of new equipment or any troubleshooting, diagnostics, systems access or login, testing or heavy physical labor. In such event, Licensor will not have any liability for, and Customer hereby releases Licensor from, any damages arising out of Licensor’s actions in response to or failure to act on any Customer request for remote assistance services hereunder. If Customer’s requests for remote assistance services hereunder exceed more than two (2) per month per cabinet, the parties shall negotiate in good faith to limit such requests and determine a mechanism for compensating Licensor for any additional requests. In the event Customer requests assistance from Licensor related to the Related Data Center Services pursuant to an open help ticket or otherwise, and Licensor determines the origin of Customer’s issues is due to Customer, Licensor reserves the right to charge Customer for resolution of such issue at a rate of $[***] per hour (with the first hour being at no cost to Customer).

2.5
Conditioned Power. Licensor shall deliver to Customer, subject at all times to availability, the amount of Conditioned Power set forth in Attachment A of this Agreement. Customer shall (a) comply with the applicable electrical code and Licensor’s specifications of the Module or Service Infrastructure, and (b) utilize the manufacturer’s specifications to determine the proper power allocation for each item of equipment it deploys in the Customer Equipment Area. Licensor’s standard twenty (20) amp 120v power strip is fused at fifteen (15) amps for safety and other purposes. Customer may replace such standard power strips only with UL listed equipment which is approved in advance by Licensor, such approval not to be unreasonably withheld. Licensor reserves the right to decline to provide Conditioned Power to the Customer DC Area in any manner which Licensor in its reasonable discretion, deems to be unsafe, unreasonable, illegal or otherwise inconsistent with the electrical design of the Data Center.

2.6
Cross-Connections. Customer, at its cost and expense, may request that Licensor complete cross-connection(s) to or from third-party carriers within the Data Center (or which serve the Data Center). Licensor shall install cross-connections within ten (10) business days following the receipt by Licensor of (i) a completed Cross Connect Request Form (available from the Licensor’s operations center), (ii) the location and tag of the work by the applicable third-party carrier and (iii) if the request is for non-standard cross-connections, the receipt of the applicable materials. All points of interconnection, conduit and/or cable routes and other details shall be determined by Licensor in its reasonable discretion and shall belong to Licensor at all times. The responsibilities of Licensor shall be to run and terminate a physical cable and test the cable to confirm continuity of the physical layer thereof. Customer shall be responsible for the circuit underlying such cross-connection, including the initial turn-up, integration, logical function and other use thereof. Customer expressly recognizes that other than completing the Cross-Connection, Licensor has no responsibility whatsoever for the nature, performance, quality, integration, protocol, timeliness, utility or other features of circuit(s) provided by a third-party carrier or provider, which shall be governed solely by Customer’s agreement(s) with such carrier or provider. IN NO EVENT shall any third party carrier

[***] Indicates a portion of this exhibit has been omitted based on a request for confidential treatment submitted to the Securities and Exchange Commission. The omitted portions have been filed separately with the Securities and Exchange Commission.

be located in any part of the Data Center other than Licensor’s designated “Meet Me Room” and all third party carriers must use Licensor’s designated “Meet Me Room”.

2.7
IP Bandwidth. Customer shall be responsible for the consumption of IP Bandwidth which is attributable to Customer, or its IP space, including any consumption which occurs as a result of any denial of service attack, virus, Customer system or proxy compromise or otherwise. Customer shall secure its network and related elements at all times from attack, open proxy hijack and/or other abuse. Licensor uses an industry standard 95th Percentile analysis to measure usage for IP Bandwidth service which allows Customer to burst beyond a given committed rate. Customer acknowledges and agrees that Licensor does not exercise any control over the content of the information passing through the Internet and Licensor disclaims all responsibility and liability as relates to the content of the information passing through the Internet. IP addresses provided to Customer hereunder shall remain the sole property of Licensor. Licensor grants Customer a nontransferable and non-assignable license to use the IP addresses provided by Licensor during the Term. Licensor shall have the right, from time to time, to require Customer to change its IP addresses, provided Licensor provides Customer with at least ninety (90) days’ written notice prior to such change.

2.8
Resale/Colocation. Upon Licensor’s approval, Customer may physically colocate the equipment of a third-party (each, a “Colo User”) at the Customer Equipment Area and resell IP Bandwidth services provided that Customer (a) registers each Colo User, (b) ensures compliance by each Colo User with this Agreement, (c) remains responsible and liable for the acts and omissions of each Colo User, and (d) does not solicit for any services which compete with Licensor’s business from any customer of Licensor or prospect which Customer learns about as a result of its business dealings with Licensor or access to the Data Center. Customer shall not provide any Related Data Center Services to a Colo User which has been terminated or refused service directly by Licensor. Licensor shall have the right at any time to provide colocation services to any Colo User. IN NO EVENT shall any colocation be provided in Licensor’s designated “Meet Me Room”.

2.9
Tours. Customer shall have the right to tour the Customer Area and/or the Data Center with its customers and prospective customers upon three (3) business days’ advance notice to Licensor so long as such tours (a) do not exceed twelve (12) tours in any calendar month and (b) are attended by (i) a Representative of Customer and (ii) an authorized representative of Licensor, provided that the attendance of an authorized representative of Licensor shall not be required for tours restricted to the Customer Area. Licensor acknowledges as part of this Agreement that Customer shall have its customers inspect and tour the Data Center. Subject to the limitations set forth in this Section 2.9, Licensor will permit such tours and shall use commercially reasonable efforts to cooperate with Customer regarding scheduling such tours, and agrees that Licensor and its employees will use commercially reasonable efforts to conduct themselves in a courteous, timely and professional manner and keep the Data Center in a reasonably neat appearance. Customer and its customers and prospective customers must at all times comply with Licensor’s security policies and procedures.

2.10
SSAE 16. Licensor will have its own annual audit of the facility’s controls, including, but not limited to, information security controls performed by a recognized third party audit firm based on the audit standard SSAE 16 or its successor audit standard. Upon Customer’s request, Licensor will make available to Customer for review annually, the SSAE 16 audit reports for the services provided. Customer agrees to treat such audit reports as Confidential Information under this Agreement. An exception noted on the audit report will be addressed in the report with management’s corrective action, provided the third party auditor allows such notation. Customer shall have the right to provide the SSAE 16 to its auditors and its customers (provided such customers are under non-disclosure obligations to keep such report confidential) as part of the “carve out” method by Customer’s auditors. In addition, Customer shall have the right to audit its Customer Area and Licensor shall cooperate in good faith with such audit. Customer shall have the right to include Licensor’s Data Center in Customer’s semi-annual SSAE 16 audit and annual ISO 27001 certification audit, or its successor audit standard (the “Customer Audits”) provided (a) Customer shall use commercially reasonable efforts to perform one of the SSAE 16 audits and the IS0 27001 audit on the same day and within one week following Licensor’s annual SSAE 16 audit; (b) Customer engages a nationally recognized third party audit firm to perform the Customer Audits; (c) each Customer Audit shall be performed in one day or less with at least thirty (30) days prior written notice to Licensor and subject to mutually agreed upon scheduling; (d) the SSAE 16 Customer Audits shall be limited to and based solely on the identical physical security and environmental controls as set forth in Licensor’s SSAE 16 audit and Customer shall use commercially reasonable efforts to limit the ISO 27001 Customer Audits to the identical physical security and environmental controls as set forth in Licensor’s SSAE 16 audit provided that in the event the minimum requirements for the ISO 27001 require audit of physical security and environmental controls that are different than those in Licensor’s SSAE 16 audit, Customer shall notify Licensor in writing at least sixty (60) days’ prior to such audit with reasonably detailed information regarding the differences that will be audited and Customer will reasonably cooperate with such audit; (e) Customer Audits shall be limited in scope to physical security and environmental controls dedicated to Customer such that Licensor is not put in breach of confidentiality or other similar provisions in its contractual obligations to customers, vendors or others; (f) all Customer Audits shall be done at no cost to Licensor, in accordance with and subject to Licensor’s Rules and Regulations and, shall be observed and escorted by Licensor, at Licensor’s discretion; and (g) with respect to each SSAE 16 Customer Audit, upon Customer’s written request, Licensor shall provide Customer’s auditors within ten (10) business days of Customer’s written request, a management representation letter, a management assertion letter and reasonable evidence of completion and results of a controls risk assessment solely related to the controls audited, which the parties acknowledge could be gathered by Customer’s auditors via on-site observance and discussions or discussion with Licensor’s auditors, and with all of the foregoing being completed at Customer’s expense.

2.12
Access Control Breach Notification. Licensor shall in good faith endeavor to notify Customer of any Access Control breach affecting the Customer Area as soon as possible (but not more than twenty-four (24) hours) of first learning of such Access Control breach. Licensor shall reasonably cooperate with Customer, subject to the terms of this Agreement, in the investigation and mitigation of any Access Control breach and permit Customer to control any notifications regarding Customer’s data, with the reasonable assistance of Licensor.

3.	Fees and Billing.

3.1
Fees. The License Fees set forth in Attachment A are due and payable in advance on the first day of each month of the Term (as defined in Section 8.1) and any other charges incurred hereunder are due and payable within thirty (30) days from the date of Licensor’s invoice. Any undisputed payment not made when due shall bear interest at the rate of the lower of [***] percent ([***]%) per month or the highest rate allowed by Law. Licensor reserves the right to pass along to Customer the actual, pro rata increase in the cost of electricity, which increase will be applicable immediately and will be billed on a pass through basis. Upon any Event of Default, as described in Section 8.2, all discounts provided in Attachment A shall be void and any unpaid License Fees shall be the amount of the License Fees set forth in Attachment A without any discount. All payments hereunder must

[***] Indicates a portion of this exhibit has been omitted based on a request for confidential treatment submitted to the Securities and Exchange Commission. The omitted portions have been filed separately with the Securities and Exchange Commission.

be made in U.S. dollars by check delivered to Licensor’s designated address for payment or via automated clearinghouse (ACH) pursuant to instructions provided by Licensor. Customer will notify Licensor in writing of any disputed amount within thirty (30) days of Customer’s receipt of the subject invoice and pay all undisputed amounts in a timely fashion. In the event of a disputed invoice (i.e., an invoice that contains a mathematical error, an unauthorized charge or reasonably requires additional evidence of its validity), Customer agrees to (w) notify Licensor in writing of such disputed amount within thirty (30) days of Customer’s receipt of the subject invoice, (x) pay all undisputed amounts in a timely fashion, (y) make authorized personnel of Customer available to resolve the dispute so long as Licensor makes its authorized personnel available as well and (z) pay all disputed amounts that Customer is required to pay pursuant to a proper court order or award from any mutually submitted arbitration within ten (10) days from the date of such agreement or determination, with interest measured from the original due date at the rate of the lesser of [***] percent ([***]%)per annum or the highest rate allowed by law. All amounts not timely and appropriately disputed shall be deemed final. Charges for partial months shall be prorated. Any annual escalation in License Fees and/or other charges shall be effective upon each anniversary of the Effective Date. For clarification, the License Fees set forth in Attachment A shall not be increased or escalated during the Initial Term.

3.2
Taxes. All payments required by this Agreement are exclusive of all applicable taxes, duties and similar charges, all of which Customer will solely be responsible for and will pay in full, except for taxes based on Licensor’s net income.

4.	Representations and Warranties; Covenants.

4.1	By Customer. Customer represents and warrants as of the Effective Date and covenants that during the Term Customer has and shall maintain the following:

4.1.1
Customer shall comply with this Agreement and all applicable Laws, and shall not disturb or interfere with any other occupant of the Data Center. Customer shall not cause or permit any Hazardous Material to be brought upon, kept, stored, released, discharged or used in or about the Customer Area or the Data Center.

4.1.2
Customer has the legal right to place and use the Customer Equipment without violating any intellectual property rights of any third party or any applicable Law. Placement and use of the Customer Equipment shall comply with the manufacturers' specifications thereof.

4.1.3
Customer is duly organized, in good standing and legally qualified to do business in the jurisdiction in which the Customer Area is located (and has all required licenses, permits and other such items) and this Agreement has been fully authorized and no further approvals are required.

4.1.4
Licensor may collect and use biometric and other personal information from Customer and its Representatives solely in connection with providing access to the Data Center pursuant to this Agreement and Customer shall waive any claim related to any such use.

4.2	By Licensor. Licensor represents and warrants as of the Effective Date and covenants that during the Term Licensor has and shall maintain the following:

4.2.1
Licensor has the legal right and authority to grant to Customer a license for the use of the Customer Area hereunder and provide the Related Data Center Services to Customer as contemplated by this Agreement. Licensor shall comply with all applicable Laws in its provision of the Related Data Center Services. Licensor shall perform criminal background checks upon hire of all Licensor employees that have access to the Customer Area.

4.2.2
Service Level Agreement. Licensor will provide the Related Data Center Services in accordance with the applicable service levels set forth in Section 13 below (the “SLA”). IN THE EVENT OF A BREACH OF THE SLA, CUSTOMER'S SOLE AND EXCLUSIVE REMEDY, AND LICENSOR’S SOLE AND EXCLUSIVE LIABILITY, SHALL BE FOR LICENSOR TO PROVIDE CUSTOMER THE APPLICABLE SERVICE LEVEL CREDIT(S) SET FORTH IN SECTION 13 BELOW.

4.2.3
DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SUBSECTIONS 4.2.1 AND 4.2.2 ABOVE, LICENSOR DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, LICENSOR DOES NOT WARRANT THAT THE RELATED DATA CENTER SERVICES PROVIDED HEREUNDER WILL BE UNINTERRUPTED, ERROR-FREE OR COMPLETELY SECURE.

5.	Limitation of Liability.

5.1
Personal Injury. Any persons visiting the Data Center do so at their own risk and neither party shall be liable for any harm to such persons, other than caused by that party’s negligence or willful misconduct.

5.2
Damage to Customer’s Equipment. LICENSOR SHALL HAVE NO LIABILITY FOR ANY DAMAGE TO, OR LOSS OF ANY, OF CUSTOMER’S EQUIPMENT OTHER THAN DUE TO LICENSOR’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AND THEN ONLY IN AN AMOUNT EQUAL TO THE THEN CURRENT VALUE OF SUCH CUSTOMER EQUIPMENT.

5.3
Consequential Damages. EXCEPT FOR BREACH OF CONFIDENTIALITY OBLIGATIONS, INDEMNIFICATION, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, PUNITIVE, INDIRECT, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES OF ANY KIND OR NATURE WHATSOEVER, INCLUDING, WITHOUT LIMITATION, LOST MATERIALS, LOST PROFITS, LOSS OF BUSINESS, LOSS OF REVENUES, LOSS OF DATA OR INTERRUPTION OR CORRUPTION OF DATA, EVEN IF THAT PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

5.4
Maximum Liability. IN NO EVENT WILL EITHER PARTY’S AGGREGATE LIABILITY TO THE OTHER PARTY ARISING FROM OR RELATED TO THIS AGREEMENT WHETHER IN TORT (INCLUDING NEGLIGENCE), CONTRACT OR OTHERWISE, EXCEED [***] DOLLARS ($[***]).

6.	Indemnification.

6.1
Customer Obligation to Indemnify. Customer will indemnify and hold Licensor, its affiliates, members, officers, directors, employees, agents, and representatives (collectively, the “Licensor Indemnified Parties”) harmless from and against any and all costs, liabilities, judgments, actions, losses

[***] Indicates a portion of this exhibit has been omitted based on a request for confidential treatment submitted to the Securities and Exchange Commission. The omitted portions have been filed separately with the Securities and Exchange Commission.

and expenses (including, but not limited to, reasonable attorneys' fees) arising out of any threatened or actual claim, suit, action, arbitration or proceeding made or brought against any Licensor Indemnified Party arising out of or relating to: (a) the actual or alleged breach of this Agreement or applicable Laws by Customer, its affiliates, members, officers, directors, employees, agents, third-party auditors or representatives (each a “Customer Party”) ; (b) the actual or alleged negligence or willful misconduct by any Customer Party; (c) Customer’s responsibilities under this Agreement, Customer Equipment, Customer materials, Customer’s business, and/or the actions (or failure to act) or any Colo User or (d) the transportation, use, storage, generation, manufacture, handling, disposal, release, discharge, spill or leak of any Hazardous Material upon or about the Customer Area or the Data Center by any Customer Party. The foregoing indemnity includes, without limitation, claims of infringement of any trademark, copyright, patent, trade secrets or nonproprietary rights (including, without limitation, defamation, libel, violation of privacy or publicity), or any injury to or death of any person or damage to any property occurring upon the Customer Area, the Data Center or the land of which the Data Center is a part. Customer is responsible and liable for all acts or omissions of the Customer Parties, and all such acts or omissions will be attributed to Customer for all purposes under this Agreement (to the same extent as if Customer had committed the act or omission).

6.2
Licensor Obligation to Indemnify. Licensor will indemnify and hold each Customer Party harmless for, from and against any and all costs, liabilities, judgments, actions, losses and expenses (including, but not limited to, reasonable attorneys' fees) arising out of any threatened or actual claim, suit, action, arbitration or proceeding made or brought against any Customer Party by any person, entity, governmental authority or other third party arising out of or relating to: (a) the gross negligence or willful misconduct by any of the Licensor Parties or (b) the transportation, use storage, generation, manufacture, handling, disposal, release, discharge, spill or leak of any Hazardous Material upon or about the Customer Area or the Data Center by any Licensor Party. “Licensor Parties” means for this Section 6.2 Licensor, its representatives and their respective managers, officers, directors, agents and employees. In addition, Licensor will indemnify and hold each Customer Party harmless for, from and against any and all costs, liabilities, judgments, actions, losses and expenses (including, but not limited to, reasonable attorneys’ fees) arising out of any threatened or actual claim, suit, action, arbitration or proceeding made or brought against any Customer Party by any person, entity, governmental authority or other third party alleging the infringement or misappropriation of any U.S. or Canadian patent, trade secret, copyright, or that constitutes misappropriation of a trade secret relating to Licensor owned technology (including, without limitation, Licensor owned technology used to provide Related Data Center Services) except where Customer has (a) modified Licensor owned technology or (b) combined the Licensor owned technology with other technology, process or materials, to the extent the alleged infringement relates to such combination. If Customer’s indemnified use of any Licensor owned technology is enjoined or otherwise prohibited, or if Licensor reasonably believes that there exists a threat of the same, Licensor shall have the right, in its sole discretion and at its expense, in addition to its indemnification obligations herein, to: (a) procure for Customer the right to continue using the infringing Licensor owned technology; (b) replace or modify the infringing Licensor owned technology with substantially similar technology; or (c) terminate this Agreement or Customer’s use of such Licensor owned technology.

6.3
Indemnification Procedures. In the event of any indemnification claim pursuant to this Section 6, each indemnified party will provide the indemnifying party with (a) reasonably prompt notice in writing of any claim or action subject to indemnification hereunder (provided that failure to provide such notice does not relieve the indemnifying party of its indemnification obligations hereunder), (b) information and reasonable assistance, at the indemnifying party’s expense, as necessary or appropriate to defend or settle such claim or action, and (c) full authority to defend or settle the claim or suit (provided that the indemnifying party shall not settle any proceeding in any matter which would impose any penalty or limitation on, or result in an admission of guilt or fault by or on the part of, any indemnified party without the written consent of such party). Each indemnified party shall have the right to employ separate counsel and participate in the defense of any claim or action, at its own expense. The indemnified party shall promptly provide notice of an indemnification claim in accordance herewith of learning of such claim. If the indemnifying party fails to vigorously defend such claim, or if a conflict of interest exists between the indemnifying party and an indemnified party, the affected indemnified party shall be entitled to defend, settle and/or compromise such claim and to be indemnified therefor as provided in this Section 6. The indemnified party shall not be required to contribute to any cost and/or expense or otherwise participate or contribute to any settlement, judgment, award, or other relief whatsoever related to any such claim.

7.	Insurance.

7.1
Coverage Requirements. Customer shall keep in force and effect at all times during the Term:  (a)  Worker's Compensation Insurance with minimum limits required by Law; (b) Commercial General Liability Insurance with minimum limits of one million dollars ($1,000,000) per occurrence and two million dollars ($2,000,000) in the aggregate; (c) Commercial Crime Insurance with a minimum limit per event of twenty five thousand dollars  ($25,000); (d) Electronic Data Processing Insurance providing coverage for all risks of loss or damage to equipment, data, media and valuable papers that are in the possession, care, custody or control of Customer pursuant to this Agreement; and (e) Property Insurance, including Extra Expense and Business Income coverage, for all risks of physical loss of or damage to the Customer Area, business personal property or other property that is in the possession, care, custody or control of Customer (such insurance shall have a minimum limit adequate to cover risks on a replacement costs basis).

7.2
Policy and Licensor Requirements. Customer shall cause its insurers to issue certificates of insurance evidencing the levels and types of insurance required by this Agreement.  Customer shall require its insurers or brokers to provide Licensor not less than thirty (30) days' written notice prior to any adverse modification, cancellation, or non-renewal of the policies.  When the policy is issued each such insurer shall have at least an A.M. Best rating of A X and replacement coverage shall be sought if the insurer's rating goes below A-VIII. Customer shall cause its insurers to name Licensor and IO Data Centers, LLC as additional insureds on the insurance coverages under Section 7.1(b).  Customer shall cause its insurers to waive all rights of subrogation against the Licensor, and its officers, directors and employees and any insured-versus-insured exclusion regarding Licensor.

7.3
Licensor Insurance Requirements. Licensor will keep in force and effect during the Term the following insurance coverage, rated at least an A.M. Best rating of A X, provided replacement coverage shall be sought if the insurer's rating goes below A-VIII: (a) commercial general liability insurance in an amount not less than two million dollars ($2,000,000) per occurrence for bodily injury and property damage; and (b) employer’s liability insurance in an amount required by Law.

8.	Term and Termination.

8.1
Initial and Renewal Term. This Agreement shall be effective on the Effective Date and continue through the completion of the time starting on the Billing Commencement Date (as set forth on Attachment A) and continuing through the number of months identified as the Initial Billing Term (as set forth on Attachment A), plus the period of time between the Billing Commencement Date and the first day of the full month following the Billing

[***] Indicates a portion of this exhibit has been omitted based on a request for confidential treatment submitted to the Securities and Exchange Commission. The omitted portions have been filed separately with the Securities and Exchange Commission.

Commencement Date (the “Initial Term”), unless earlier terminated as provided herein. This Agreement will automatically renew thereafter for additional terms of one (1) year each (each, a “Renewal Term”), unless Customer provides Licensor with written notice that it will not renew the Agreement no later than sixty (60) days prior to the end of the Initial Term or prior to the end of a Renewal Term (as applicable) or unless Licensor provides Customer with written notice that it will not renew the Agreement no later than one hundred twenty (120) days prior to the end of the Initial Term or prior to the end of a Renewal Term (as applicable). The License Fees during any Renewal Term shall be [***] Percent ([***]%) of the License Fees that were billed immediately prior to such Renewal Term. The “Term” shall mean the Initial Term hereof and any Renewal Term. .

8.2
Customer Events of Default. The following are Customer Events of Default: (a) Customer’s failure to pay License Fees or any other undisputed amount due under this Agreement as required pursuant to Section 3.1 or elsewhere herein, provided Licensor shall grant Customer a five (5) day grace period up to three (3) times in any twelve (12) month period; or (b) Customer’s failure to perform any other material obligation under this Agreement within thirty (30) days after Customer’s receipt of written notice of nonperformance, which notice shall detail with specificity the nonperformance.

8.3
Remedies. Upon a Customer Event of Default, Licensor, may: (a) suspend the provision of some or all Related Data Center Services; (b) terminate Customer’s right to access the Customer Area; (c) recover accrued and unpaid License Fees and other unpaid amounts and any other damages arising from Customer’s breach of the License, regardless of whether the License has been terminated, and interest at the rate of [***] percent ([***]%) per annum or the highest lawful rate, whichever is less; (d) if prevailing party, recover all reasonable attorneys’ fees and other expenses incurred; (e) perform any obligation which Customer has failed to do and recover from Customer, upon demand, the entire amount expended by Licensor plus [***] % of such amounts for handling, supervision, and overhead; (f) terminate this Agreement and, to the extent not expressly prohibited by applicable Law, accelerate and declare that License Fees reserved for the remainder of the Term shall be immediately due and payable; and/or (g) pursue any other remedies available at Law or in equity. Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by Law (all such remedies being cumulative).

8.4
Licensor Breach. Customer may terminate this Agreement in the event Licensor breaches any material term or condition of this Agreement and fails to cure such breach within thirty (30) days of receiving written notice from Customer specifying the breach. The effective date of termination for such uncured breach of any material term of conditions of this Agreement shall be designated by Customer, and shall be at least ninety (90) days from the date Licensor receives written notice of the breach. Licensor shall be subject to such remedies as may be available to Customer (subject to the other provisions of this Agreement); provided, in recognition that Licensor must receive timely payments of all License Fees and operate the Data Center, Customer shall have no right of self-help to perform repairs and shall have no right to withhold, set-off, or abate License Fees or other charges, and Customer hereby expressly waives the benefit of any Law to the contrary.

8.5
Effect of Termination. Upon the effective date of any expiration or termination of this Agreement and provided Customer has paid all sums required hereunder, Customer shall have the right and obligation to remove from the Data Center all Customer Equipment within thirty (30) days of such expiration or termination and to return the Customer Area to Licensor in the same condition as it was on the Move In Date, normal wear and tear excepted. If for any reason (including failure to pay) Customer does not remove such property within such thirty (30) day period of time, Licensor shall have the option to move such property to secure storage and restore the Customer Area and charge Customer for the cost of such removal, storage and restoration plus [***] percent ([***]%) for handling, supervision and overhead expenses.

8.6	Survival. The Rights and Obligations of the parties in this Agreement that would by their nature or context be intended to survive the expiration or termination of this Agreement shall so survive.

9.	Confidential Information; Nonsolicitation.

9.1
Confidential Information. Each party acknowledges that it will have access to certain confidential information and materials of the other party ("Confidential Information"). Confidential Information will include, but not be limited to, information regarding each party's business, plans, operations, processes, customers, technology, products, proprietary software, source codes, trade secrets, know how, intellectual property, proprietary data information and operations and customer information, and specifically includes customer lists, prospective customer lists, names, personal information and data of any other kind of either party, its customers and its and their respective employees, information that is non-public information of either party, and anything which by virtue of its nature would naturally be considered to be confidential information. Licensor specifically designates as Confidential Information its prices, rates, quotations and other financial information relating to this Agreement; and its written security procedures, maintenance manuals and other operational documents and procedures as well as information regarding the Customer Area, the Service Infrastructure and the Data Center set up and operation. Each party agrees that it will safeguard and not use in any way, for its own account or the account of any third party, except as expressly permitted by this Agreement, nor disclose, divulge, disseminate, or communicate, either directly or indirectly, to any third party (except as required by Law or to that party's attorneys, accountants and other advisors as reasonably necessary), any of the other party's Confidential Information and will take reasonable precautions to protect the confidentiality of such information. Within thirty (30) days after expiration or termination of this Agreement for any reason, each party will return all Confidential Information of the other party in its possession, custody or control at the time of expiration or termination, or will destroy same and provide a certificate attesting to the destruction of same, and will not make or retain any copies of such Confidential Information except as required to comply with any applicable legal, accounting, or administrative record keeping requirement. Confidential Information shall not include information that (a) is known to the receiving party prior to receipt from the disclosing party or becomes known from a source other than one having an obligation of confidentiality to the disclosing party; (b) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Agreement by the receiving party; or (c) is independently developed by the receiving party without any use of or reliance upon the Confidential Information of the disclosing party. Upon learning of any misappropriation or misuse of Confidential Information, the party receiving the information will notify the party to whom the Confidential Information belongs, within twenty-four (24) hours, and reasonably cooperate with the applicable investigation on remediation and communication of the event.

9.2
Nonsolicitation of Personnel. Neither party shall solicit, offer work to, employ, or contract with, directly or indirectly, on its own behalf or on behalf of a third party, any of the personnel of the other party, or that party’s affiliates during the Term and for twelve (12) months thereafter. For purposes of this paragraph, “personnel” includes any individual a party employs or has employed or retained as an employee or independent contractor and which the other party learns about as a result of its business dealings hereunder or access to the Data Center. This provision shall not restrict the right

[***] Indicates a portion of this exhibit has been omitted based on a request for confidential treatment submitted to the Securities and Exchange Commission. The omitted portions have been filed separately with the Securities and Exchange Commission.

of either party to solicit or recruit generally in the media, and shall not prohibit either party from hiring any employee, former employee, subcontractor, or former subcontractor of either party or its affiliates who answers any advertisement or who otherwise voluntarily applies for hire without having been initially personally solicited or recruited by the hiring party.

9.3	Remedies. In the event of any breach of this Section 9, the non-breaching party will be entitled to seek injunctive relief.

9.4
Intellectual Property. In addition to the terms and conditions set forth elsewhere in this Agreement, in the event the Customer is a Module customer, Licensor hereby grants to Customer a non-transferable, non-sublicenseable, non-exclusive license during the Term to use the Module as set forth in Attachment A solely for use in accordance with this Agreement within the Customer Equipment Area. This grant is subject to the terms and conditions of this Agreement, including without limitation, compliance with the Rules and Regulations and the payment of License Fees. Customer acknowledges and agrees that the Module, its design and any patent and/or other intellectual property rights therein, any modifications or additions thereto and all related materials (collectively, the “Module IP”) are proprietary to Licensor and subject to the non-disclosure provisions in Sections 9.1 of this Agreement. Customer further acknowledges and agrees that as between Customer and Licensor, Licensor owns all right, title and interest in and to the Module and Module IP. Nothing herein shall be deemed to grant Customer any right or license to (a) move or relocate any portion of or all of the Module; (b) alter or modify the Module in any manner; and/or (c) reverse engineer, decompile, disassemble or otherwise copy or use the Module IP. Nothing herein shall grant any rights to Customer in the Module or Module IP, other than those rights specifically set forth in this Section. Customer agrees to execute and deliver to Licensor any further documents and instruments, and to do any and all further acts, deemed necessary by Licensor to give full force and effect to this provision and the intentions of the parties with respect thereto.

10.
Work. All of Customer’s work in the Customer Area shall comply with the Rules and Regulations and other provisions of this Agreement, and shall be performed in conformity with Licensor’s standard construction and installation processes as in effect from time to time. In addition, Licensor reserves the right to perform, at Customer’s sole cost and expense (plus [***] percent ([***]%) for handling, supervision and overhead expenses), after written notice (to the extent applicable circumstances permit), any portion of Customer’s work that Licensor reasonably believes affects or may affect the Service Infrastructure. Customer shall keep the Data Center and the Customer Area free from any mechanic's, materialmen’s, architect's, engineer's or similar liens or encumbrances, and any claims therefor, in connection with any of Customer’s work.

11.
Substitution. Licensor shall not relocate or otherwise substitute other premises within the Data Center as the "Customer Area" under this Agreement without the prior written consent of Customer, which consent shall be in Customer’s sole discretion. Any such consent may be subject to the reasonable conditions of Customer, including but not limited to: (i) the substituted premises shall be reasonably comparable to the originally licensed premises: (ii) such substitution shall be affected at Licensor’s sole cost and expense; (iii) Licensor shall use commercially reasonable efforts so that the move from shall be affected without materially interrupting the Customer’s business.

12.	General Provisions.

12.1
Governing Law; Prevailing Party Fees; Waiver of Jury Trial. This Agreement is to be construed in accordance with and governed by the laws of the State of Delaware, excluding its conflict of law rules. The parties hereby irrevocably consent to the personal and exclusive jurisdiction and venue of the federal and state courts of Kent County, Delaware. In any litigation related to this Agreement, the prevailing party shall receive reimbursement of its reasonable attorneys’ fees and costs from the other party. THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY CLAIM OR ACTION, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN THE PARTIES ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO.

12.2
Force Majeure. Except for the obligation to pay money, neither party will be liable for any failure or delay in its performance under this Agreement due to any cause beyond its reasonable control, including acts of war or terrorism, governmental acts, failure of the Internet or casualty or condemnation of the Data Center provided that the affected party: (a) gives the other party prompt notice of such cause, and (b) uses its best reasonable efforts to correct promptly such failure or delay in performance.

12.3
No Lease/Ownership. Customer shall have rights as a licensee only of the Customer Area and shall not have any rights as a tenant or otherwise under any property law or landlord/tenant laws, regulations or ordinances.

12.4
Suspension; Reliance. Licensor, in its reasonable discretion, may temporarily suspend or restrict the right of any invitees to the Data Center. Licensor shall be entitled to rely on a verbal or written instruction received or purported to be from a Representative without being required to investigate the validity or content thereof.

12.5
Use of Trade Names, etc. Neither party may use the name, trade name, logo or trademark of the other party hereto without the prior written consent of an authorized representative of the other party in each instance; provided, however, either party may disclose the name of the other party to any of its agents or third party vendors that have a reasonable need to know such information to assist that party regarding the Related Data Center Services. Licensor may not include the name of Customer in a list of customer references or other similar marketing materials without the prior written consent of Customer, in its sole discretion. Licensor shall not issue any press release whatsoever without the prior written consent of Customer and without the specific approval of Customer’s director of marketing, each in the sole and absolute discretion of Customer.

12.6	Legal Process. Licensor reserves the right to comply with any and all warrants, court orders, subpoenas, summons and other legal requirements.

12.7
Entire Agreement. This Agreement, together with the Attachments hereto, sets forth the entire agreement of the parties with respect to the subject matter hereof, and supersedes any prior agreements, promises, representations, understandings and negotiations between the parties with respect to said subject matter. Any modifications, amendments, supplements to or waivers of this Agreement must be in writing and executed by authorized representatives of both parties. In the event any provision of this Agreement is held by a tribunal of competent jurisdiction to be invalid, then to the greatest extent possible, the remaining provisions of this Agreement shall remain in full force and effect. The waiver of any breach or default of this Agreement will not constitute a waiver of any subsequent breach or default, and will not act to amend or negate the rights of the waiving party as specifically stated in this Agreement.

12.8
Assignment. Neither party may assign or transfer its rights hereunder without the prior written approval of the other party, which approval shall not be unreasonably withheld, except as part of a merger, acquisition or financing. In addition, either party may transfer or assign this Agreement and its rights and obligations hereunder to any of its affiliates, parent or subsidiaries, upon written notice.

[***] Indicates a portion of this exhibit has been omitted based on a request for confidential treatment submitted to the Securities and Exchange Commission. The omitted portions have been filed separately with the Securities and Exchange Commission.

12.9
Notices. Any notice or communication required or permitted to be given hereunder (i) shall be made in writing, (ii) may be delivered by hand, mailed by registered or certified mail, return receipt requested, postage prepaid, or sent by recognized overnight courier maintaining proof of delivery (e.g., FedEx or UPS), (iii) shall be sent to the address of the receiving party indicated on the signature page of this Agreement, or at such other address as may hereafter be furnished in writing by either party hereto to the other, and (iv) shall be deemed to have been given as of the date it is actually delivered, or upon which delivery is refused, whichever is earlier.

12.10
Estoppels. Within ten (10) days after written notice from Licensor, Customer shall execute and deliver to Licensor a statement in writing (which may be relied upon by any prospective purchaser or mortgagee or other like encumbrancer) certifying all matters reasonably requested by Licensor or any current or prospective purchaser, holder of any security document, ground Licensor or master Licensor.

12.11	Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

12.12
Relationship of Parties. Nothing contained in this Agreement shall be deemed to establish any relationship of partnership, joint venture, employment, franchise or other agency or relationship between Licensor and Customer other than that of licensor and licensee. Neither Licensor nor Customer have the power to bind the other or incur obligations on the other's behalf without the other's prior written consent, except as otherwise expressly provided herein.

12.13
No Negative Construction. Each party acknowledges and agrees that it has reviewed and has had an opportunity to have reviewed by legal counsel this Agreement and it is the parties’ intent that this Agreement not be construed against either party as the drafting party.

13.
Service Level Agreement. Licensor shall provide the Related Data Center Services to the SLA in a timely and workmanlike manner and in the event Licensor fails to do so, Licensor shall provide Service Level Credits in accordance with this Section 13. This SLA may be modified from time to time by Licensor and can be reviewed by Customer at the Data Center, provided that Customer may request the terms of the particular SLA that were in effect as of the Effective Date remain applicable during the Term.

13.1	Service Level Credits.

Service Level Objective	Service Level Failure	Service Level Credit
Power
Primary Power Failure (Active/Active or Active/Passive) – Where Customer deploys Active/Active or Active/Passive power in an A & B configuration from A and B PDUs, it shall be a Service Level Failure if both electricity feeds A and B fail simultaneously for any amount of time to supply power to any Customer Equipment or across the entire Customer Equipment Area.
The Service Level Credit shall equal the total monthly License Fees of the Customer Equipment Area multiplied by [***] percent ([***]%) for each fifteen (15) minutes or portion thereof.
Power
Primary Power Failure (Active or Active/Active Shared) – Where Customer deploys Active or Active/Active Shared power or otherwise deploys power from a single PDU, it shall be a Service Level Failure if the single electricity feed fails for any amount of time in excess of 109.5 minutes during any calendar year to supply power to any Customer Equipment or across the entire Customer Equipment Area.

The Service Level Credit shall equal the total monthly License Fees of the Customer Equipment Area multiplied by [***] percent ([***]%) for each fifteen (15) minutes or portion thereof in excess of the 109.5 minutes during any calendar year.

[***] Indicates a portion of this exhibit has been omitted based on a request for confidential treatment submitted to the Securities and Exchange Commission. The omitted portions have been filed separately with the Securities and Exchange Commission.

Temperature
Temperature Failure - It shall be a Service Level Failure if the ambient Air Temperature (as defined in Section 13.1.1 below) average, as measured across all measurement points (a “Temperature Reading”) is outside a range of seventy two (72) degrees Fahrenheit +/– ten (10) degrees Fahrenheit for four (4) hours after a Temperature Reading fell outside a range of seventy two (72) degrees Fahrenheit +/– ten (10) degrees Fahrenheit.

The Service Level Credit shall equal the total monthly License Fees of the Customer Equipment Area multiplied by [***] percent ([***]%) for each Temperature Failure. For purposes of clarification, Customer receives a Service Level Credit after each four (4) hour period during which a Temperature Failure continues.

Temperature	Critical Temperature Failure - It shall be a Service Level Failure if a Temperature Reading is above ninety (90) degrees Fahrenheit.
The Service Level Credit shall equal the total monthly License Fees of the Customer Equipment Area multiplied by [***] percent ([***]%) for each Critical Temperature Failure. For purposes of clarification, Customer receives a Service Level Credit immediately upon a Critical Temperature Failure and receives further Service Level Credits for each four (4) hour period during which a Critical Temperature Failure continues.

Humidity
Humidity Failure - It shall be a Service Level Failure if the ambient air relative humidity average, as measured in accordance with Section 13.1.2 below (a “Humidity Reading”), is below twenty five percent (25%) humidity six (6) hours after a Humidity Reading fell outside of twenty-five percent (25%).

The Service Level Credit shall equal the total monthly License Fees of the Customer Equipment Area multiplied by [***] percent ([***]%) for each Humidity Failure. For purposes of clarification, Customer receives a Service Level Credit after each six (6) hour period during which a Humidity Failure continues.

Humidity	Critical Humidity Failure - It shall be a Service Level Failure if the Customer Equipment Area reaches a condensing environment.
The Service Level Credit shall equal the total monthly License Fees of the Customer Equipment Area multiplied by [***] percent ([***]%) for each Critical Humidity Failure. For purposes of clarification, Customer receives a Service Level Credit immediately upon a Critical Humidity Failure and receives further Service Level Credits after each four (4) hour period during which a Critical Humidity Failure continues.

IP Bandwidth and Ethernet Transport
IP Bandwidth and/or Ethernet Transport Failure - If Customer takes dual network feed configurations, it shall be a Service Level Failure if both network feeds are unavailable simultaneously for any amount of time to the Customer Equipment Area.

The Service Level Credit shall equal the total monthly License Fees specific to IP Bandwidth for the Customer Equipment Area multiplied by [***] percent ([***]%) for each fifteen (15) minutes or portion thereof.

[***] Indicates a portion of this exhibit has been omitted based on a request for confidential treatment submitted to the Securities and Exchange Commission. The omitted portions have been filed separately with the Securities and Exchange Commission.

Access Control	Access Control – It shall be a Service Level Failure if there is a lack of system(s) or personnel to execute the Access Control Objective.	The Service Level Credit shall equal the total monthly License Fees of the Customer Equipment Area multiplied by [***] percent ([***]%) for each Access Control failure.

[***] Indicates a portion of this exhibit has been omitted based on a request for confidential treatment submitted to the Securities and Exchange Commission. The omitted portions have been filed separately with the Securities and Exchange Commission.

13.1.1    Air Temperature will be monitored at one or more points of the designated cold aisle in the Customer Equipment Area or as otherwise reasonably determined by Licensor. If multiple points are measured, an average will be used.
13.1.2    Humidity will be measured at one or more points of the designated cold aisle in the Customer Equipment Area or as otherwise reasonably determined by Licensor. If multiple points are measured, an average will be used.
13.1.3    As relates to IP Bandwidth, Customer recognizes that the internet is comprised of thousands of autonomous systems and that this SLA covers the provision of access by Licensor to the global internet “cloud”. Routing anomalies, asymmetries, inconsistencies and failures, outside of the control of Licensor, can and will occur on other networks. In such instance, Licensor shall use its commercially reasonable efforts to route traffic via an alternative route path, but any such events shall not be deemed to be a Service Level Failure (as described below) for purposes hereof.
13.2    Service Level Failures. Section 13.1 sets forth Customer’s sole and exclusive remedy for failures to meet any of the Service Level Objectives for the Related Data Center Services referenced therein (a “Service Level Failure”). A Service Level Failure begins upon receipt of Licensor from Customer of a detailed report of an incident and ends when the affected service is operational. Customer shall provide the report via email to NOC@iodatacenters.com or via telephone to Licensor’s 24 hour response line. An applicable Service Level Credit allowance shall appear on Customer’s next invoice following processing. Service Level Credits shall not have any cash value at the end of the Term or otherwise. Service Level Credits shall be calculated as a rebate of monthly License Fees, as applied specifically to the particular Data Center Service that experienced the Service Level Failure. If the price of the particular Data Center Service which was impacted by a Service Level Failure is not specified in the Customer’s Agreement (e.g., due to package pricing), the price will be determined by Licensor using Licensor’s then current market pricing for the specific Data Center service. One or more concurrent Service Level Failures shall yield the specific Service Level Credit that is most favorable to Customer; provided, however, if multiple, simultaneous Service Level Failures are directly caused by separate events, Customer shall receive the Service Level Credit(s) applicable to each separately caused Service Level Failure. No Service Level Credits will be given for a service interruption: (a) caused by the action or failure to act by Customer; (b) due to failure of equipment provided by Customer; (c) during any period in which Licensor is not given access to the service premises; (d) which is part of a planned service interruption for maintenance, or results from implementation of a Customer order; (e) due to a force majeure event; (f) for which Customer is entitled to a Service Level Credit for the same or a contemporaneous Service Level Failure; (g) affecting Other Customer Area(s); or (h) resulting from Customer’s breach of this Agreement. Total cumulative Service Level Credits earned in any thirty (30) day period shall not exceed the amount of one (1) month’s License Fees for the Customer Area.
13.3    SLA Termination Right. Customer shall have the right, but not the obligation, to terminate this Agreement in the event that Customer has received Service Level Credits for Primary Power Failure(s), IP Bandwidth and/or Ethernet Transport Failure(s) and/or Critical Temperature Failure(s) in an amount exceeding the equivalent to two (2) month’s License Fees in any calendar quarter, provided that Customer provides Licensor with written notice of its election to terminate within thirty (30) days of the failure(s) giving rise to such right.

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[***] Indicates a portion of this exhibit has been omitted based on a request for confidential treatment submitted to the Securities and Exchange Commission. The omitted portions have been filed separately with the Securities and Exchange Commission.

LICENSE AND MASTER SERVICES AGREEMENT
ATTACHMENT C - ACCEPTABLE USE POLICY
Acceptable Use Policy
This Acceptable Use Policy (the "Policy"), including the following list of Prohibited Activities, is an integral part of your Agreement with IO or any of its subsidiaries, including, without limitation, Exacent, LLC d/b/a IO On Demand (collectively, "IO"). Please read this Policy carefully -- If you engage in any of the activities prohibited by this Policy document, IO may exercise a variety of legal remedies, including, but not limited to, the suspension or termination of your network access and/or account with IO.

This Policy is designed to help protect IO, IO's customers and the Internet community in general from irresponsible and/or illegal activities. The Policy is a non-exclusive list of the actions prohibited by IO and IO reserves the right to modify the Policy at any time, effective upon posting on our website. IO reserves the sole and absolute right to interpret, apply, define and implement this Policy.

Prohibited Uses of IO systems and services, include the following:
1. Transmission, distribution or storage of any material in violation of any applicable law or regulation. This prohibition includes, without limitation, material protected by copyright, trademark, trade secret or other intellectual property right used without proper authorization, and material that is obscene, defamatory, constitutes an illegal threat, or violates export control laws.

2. Sending Unsolicited Bulk Email ("UBE" or "spam"). The sending of any form of UBE through IO's systems is prohibited. Likewise, the sending of UBE from another service provider advertising a web site, landing page, email address or utilizing any IO's resources, is prohibited. IO accounts or services may not be used to solicit customers from, or collect replies to messages sent from, another Internet Service Provider where those messages violate this Policy or the policy or terms of service of another provider.

3. Running Unconfirmed Mailing Lists. Subscribing email addresses to any mailing list without the express and verifiable permission of the email address owner is prohibited. All mailing lists run by IO customers must be Closed-loop ("Confirmed Opt-in"). The subscription confirmation message received from each address owner must be kept on file for the duration of the existence of the mailing list.

4. Advertising, transmitting, or otherwise making available any software, program, product, or service that is designed to violate this Policy or the policy of any other Internet Service Provider. This prohibition, includes, but is not limited to, the facilitation of the means to send UBE, initiation of pinging, flooding, mail-bombing and denial of service attacks.

5. Operating an account on behalf of, or in connection with, or reselling a service to persons or firms listed in the Spamhaus Register of Known Spam Operations (ROKSO) database at www.spamhaus.org or accessing networks that appear on commonly used blacklisted networks including, but not limited to, Don't Route or Peer ("DROP") list at www.spamhaus.org. IO reserves the right to restrict or deny access to all such networks.

6. Unauthorized attempts by a user to gain access to any account or computer resource not belonging to that user (e.g., "hacking" and/or "cracking").

7. Obtaining or attempting to obtain service by any means or device with the intent to avoid or reduce payment.

8. Unauthorized access, alteration, destruction, or any attempt thereof, of any information of any IO customers or end-users by any means or device.

9. Knowingly engaging in any activities designed to harass, harm or cause damage to IO or a third-party, including, but not limited to, denial-of-service (e.g., synchronized number sequence) attacks directed at any other user, whether on the IO network or on another provider's network.

10. Using IO's Services to interfere with the use of the IO's network by other customers or authorized users.

CUSTOMER RESPONSIBILITY FOR CUSTOMER'S USERS
Each IO customer is responsible for the activities of its users and, by accepting service from IO, is agreeing to

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[***] Indicates a portion of this exhibit has been omitted based on a request for confidential treatment submitted to the Securities and Exchange Commission. The omitted portions have been filed separately with the Securities and Exchange Commission.

ensure that its customers/representatives or end-users abide by this Policy. Complaints about customers/representatives or end-users of an IO customer will be forwarded to the IO customer's postmaster for action. If violations of the Policy occur, IO reserves the right to terminate services with or take action to stop the offending customer from violating IO' Policy as IO deems appropriate, with or without notice.

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[***] Indicates a portion of this exhibit has been omitted based on a request for confidential treatment submitted to the Securities and Exchange Commission. The omitted portions have been filed separately with the Securities and Exchange Commission.

LICENSE AND MASTER SERVICES AGREEMENT
ATTACHMENT D -RULES AND REGULATIONS
Rules and Regulations
APPLICABILITY OF RULES AND REGULATIONS
These Rules and Regulations apply to each Customer of Licensor and their respective Representatives, employees, contractors, customers, agents, invitees and users of the Data Center and/or the Related Data Center Services. In addition, Customer's online facilities, and those utilizing such online facilities, are subject to these Rules and Regulations. Licensor reserves the right to apply and enforce the Rules and Regulations so as to maintain the integrity, reliability and legality of the Data Center and the Related Data Center Services.

ACCESS TO DATA CENTER
Only those individuals identified by Customer as its Representatives may access the Customer Area. Customer may not allow any person other than its Representatives to access the Data Center or the Customer Area (i.e. no tag alongs). Licensor reserves the right to deny or restrict access to any Customer or Representative that is in violation of Customers Agreement.

Licensor may always restrict access to the Data Center or the Customer Area in an emergency and/or response to a governmental request.

Customer agrees to adhere at all times to any reasonable security measures which may be established by Licensor with respect to the Data Center, Customer Equipment and all other equipment contained in the Data Center.

Customer acknowledges that Licensor is using closed circuit TV/audio and other surveillance measures.

Customer shall park in the Customer designated parking areas.

USE OF DATA CENTER
Customer, Representatives and Customers invitees shall (a) comply with Law and Licensor's rules and restrictions (including these Rules and Regulations), (b) present and deposit photo identification to the satisfaction of Licensor, (c) respect the property and observe the rights of other customers, and (d) not enter restricted areas.

Customer shall make all installations and repairs which require Licensor's support or supervision only during Licensor's normal business hours (Monday through Friday from 7 am until 4 pm local time) unless otherwise arranged with Licensor.

Customer must keep the Customer Area clean at all times. Customer may not store any paper products, cardboard, boxes or other materials in the Customer Area. All empty boxes, crates and trash will be removed from the site or discarded at the site per Licensor instructions. No flammable materials may be stored in the Data Center.

Customer may not bring, or make use of, any of the following into the Data Center: (a) food or drink, (b) alcohol, illegal drugs or other intoxicants, (c) ignited or previously ignited tobacco products, (d) electro-magnetic devices, (e) explosives or pyrotechnics, (f) radioactive materials, (g) weapons, (h) photographic or recording equipment, (i) chemicals or hazardous materials or (j) any other material reasonably determined by Licensor to be inconsistent with the operation of the Data Center.

Smoking is not permitted at any time in or near the Data Center. Smoking outside of the Data Center shall be in designated areas only.

Children under the age of sixteen (16) are not permitted in the Data Center. In the event a convenience outlet is provided, Customer shall only use such outlet on a temporary basis and shall not use it for production.

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[***] Indicates a portion of this exhibit has been omitted based on a request for confidential treatment submitted to the Securities and Exchange Commission. The omitted portions have been filed separately with the Securities and Exchange Commission.

In the event a convenience outlet is provided, Customer shall only use such outlet on a temporary basis and shall not use it for production.

EQUIPMENT AND CONNECTIONS
All Customer Equipment must be certified by Underwriters Laboratories (UL Certified) and comply with local building code and applicable regulations of the Federal Communications Commission.

Customer must follow hot and cold aisle designations when installing Customer Equipment, and otherwise.

Customer Equipment must be configured and run at all times in compliance with the manufacturer's specifications, including electrical load, clearance and weight load requirements.

Licensor makes available, at its Data Center, certain tools and equipment for the temporary use by Customer at the Data Center. This equipment is provided in an "AS IS" condition without any warranties of any kind. Customer may borrow and/or use any Licensor property or equipment, at its own risk, subject to (a) the prior review and approval of Licensor, and (b) any terms of use which Licensor places on such use. Any Licensor tool which Customer fails to return to its designated place shall be billed to Customer at replacement cost.

Customer may not place equipment in the Data Center which is materially damaged, is of disputed title or otherwise subject to dispute.

MISCONDUCT

Customer and its Representatives may not engage in the following activities (Licensor reserves the right to exclude anyone from the facility which violates the following):

Damage, deface, misuse or abuse any property or equipment in the Data Center

Act in a careless or reckless manner or otherwise threaten the orderly operation of the Data Center.

Make unauthorized contact or interference with any property or equipment of Licensor or any other customer of Licensor.

Use fraud, artifice or subterfuge to gain access to any area of the Data Center to which they are not authorized.

Harass, threaten or harm any individual, including Licensor personnel and representatives of other customers of Licensor.

Engage in any activity that is in violation of the Law, or aid others in criminal activity while at the Data Center or in connection with the Related Data Center Services or allow unauthorized access to the Data Center.

MODIFICATION OF RULES AND REGULATIONS
Licensor reserves the right to change these Rules and Regulations at any time, provided that it provides Customer with seven (7) day advance written notice. Customer is responsible for regularly reviewing these Rules and Regulations. The Rules and Regulations are always available in the Data Center or by email request to: noc@io.com. Continued use of the Related Data Center Services following any such changes shall constitute the Customer's acceptance of such changes.

1
[***] Indicates a portion of this exhibit has been omitted based on a request for confidential treatment submitted to the Securities and Exchange Commission. The omitted portions have been filed separately with the Securities and Exchange Commission.

Amendment 1
Customer: THE ULTIMATE SOFTWARE GROUP, INC.	Change Order Number: QUO-08745-P9S5B9

This Amendment (this "Amendment") is effective as of the date of full execution of this Amendment between The Ultimate Software Group, Inc. ("Customer") and IO Phoenix One, LLC, a Delaware limited liability company ("Licensor"). Customer and Licensor entered into that certain License and Master Services Agreement dated February 27, 2012 (the "Agreement"). In consideration of the mutual promises and covenants herein contained, and for good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, Attachment A of the Agreement is hereby amended as follows:

1. Attachment A of the Agreement is hereby deleted in its entirety and replaced in lieu thereof with the following:

Customer: The Ultimate Software Group, Inc.

Initial Billing Term: 36 Months

Billing Commencement Date: May 1, 2012

Data Center: IO Phoenix

License Fees:

Product	Quantity	Unit Price Monthly	Monthly Total
Conditioned Power
Conditioned Power Active / Active (GROSS)	137.00	$[***]	$[***]
Related Data Center Services
Additional IP Space /24	2.00	$[***]	$[***]
Internet Bandwidth - 100 Mbps Ethernet	1.00	$[***]	$[***]
Other Customer Area
Office Space	144.00	$[***]	$[***]
IOOS
IO.OS.Service Edition	1.00	$[***]	$[***]
Discount			$[***]
Total License Fees:			$[***]

INSTALLATION FEES AND SECURITY DEPOSITS:
Installation Fees:	Security Deposits:
$[***]	$[***]

Details
1. 2.
Availability date: The later of 05/01/2012 or forty-five (45) days following full execution of this Amendment.
Customer acknowledges and agrees that peak power demand in the Customer Equipment Area shall not exceed the KW Amount set forth on Attachment A-1.

3. 4. 5.
Customer shall pay Licensor the Installation Fees and one (1) month's License Fees (computed as of the Billing Commencement Date) upon execution of this Amendment 1. License Fees actually paid pursuant to this Section 3 shall be applied to the License Fees due and payable during the first month of the Initial Billing Term.

*The monthly License Fees and corresponding KW Amounts shall be as set forth on Attachment A-1.
Customer Equipment Area shall be deployed in one (1) dedicated full Module.

6.
Customer acknowledges and agrees:
a. Conditioned Power delivery from power distribution unit (“PDU”) to Customer Equipment Area and grounding are NOT INCLUDED; TO BE INSTALLED AT CUSTOMER'S EXPENSE EITHER UNDER LICENSOR'S MANAGEMENT FOR ACTUAL COST PLUS [***] PERCENT ([***]%) OR BY LICENSOR APPROVED VENDOR.
b. Customer intra-Data Center communication cabling and Customer Equipment, cabinets and racking are NOT INCLUDED; TO BE INSTALLED BY CUSTOMER AT CUSTOMER'S EXPENSE.

7.
Customer will use Office Space for general purposes only and for no other purposes, without the prior written consent of Licensor. Upon any termination of this Agreement, Customer shall surrender the Office Space in substantially the same order and condition as existed as of the date hereof, ordinary wear and tear expected.

8.	License Fees shall be subject to [***] percent ([***]%) annual compounded increases.
9.	Cross-Connections: Included.
10.
The Internet Bandwidth set forth in the chart above will be burstable to one thousand (1000) Mbps. Additional Internet Bandwidth usage (95th Percentile) above amount set forth in chart above will be billed to Customer at [***] dollars ($[***]) per Mbps, billed for actual usage.

11.
Customer shall have the right to accelerate its KW Amount and corresponding monthly License Fees, as set forth in Attachment A-1, provided Customer provides Licensor with thirty (30) days prior written notice and enters into a Change Order.

12.
Customer acknowledges and agrees that the License Fees for the IO.OS Service Edition set forth above shall be waived until January 1, 2013. Customer acknowledges and agrees that all use of the IO.OS Service Edition shall be subject to the End User License Agreement located at www.io.com/legal/#tos.

2. Attachment A is further amended by deleting Attachment A-1- Payment Schedule in its entirety and replacing in lieu hereof:

“LICENSE AND MASTER SERVICES AGREEMENT

ATTACHMENT A-1 - PAYMENT SCHEDULES

1.	Customer shall have the following KW Amount and monthly License Fees:

KW Amount	Billing Period	Monthly License Fees**
57 KW	Month 1 through Month 3 of the Initial Billing Term	$[***]
97 KW	Month 4 through Month 7 of the Initial Billing Term	$[***]
137 KW	Month 8 through the remainder of the Initial Billing Term	$[***]

**Subject to the annual increases set forth in Section 8 of Attachment A.”

3. The Agreement is further amended by deleting Section 1.3 of the Agreement in its entirety and replacing in lieu thereof:

“1.3 “Conditioned Power”: means the electrical service provided by Licensor to a Customer Equipment Area, subject to
Section 2.5, which is provisioned through one or more uninterruptible power supply (UPS) systems(s) or a DC battery plant, and which is further supported by one or more standby diesel generators(s).”

4. The Agreement is further amended by adding the following to the Agreement:

“1.18 “Conditioned Power Active/Active”: means Conditioned Power which is delivered by (a) at least two (2) UPS systems, each with capacity equal to at least the KW Amount; and (b) Paired Distribution.

1.19 “Gross” means Customer's use of Conditioned Power hereunder is included in the License Fees.

1.20 “KW Amount” means the amount of Conditioned Power purchased by Customer as set forth on Attachment A.

1.21 “Paired Distribution” means A and B power distribution, where the sum of A and B has capacity equal to at least the KW
Amount.”

All capitalized terms used in this Amendment and not otherwise expressly defined herein shall have the meanings ascribed to such terms in the Agreement.

Except as expressly modified above, all terms and conditions of the Agreement remain in full force and effect and are hereby ratified and affirmed.

IN WITNESS WHEREOF, the parties hereto have entered into this Amendment as of the date set forth below.

IO PHOENIX ONE, LLC	THE ULTIMATE SOFTWARE GROUP, INC.
615 N. 48th Street Phoenix, Arizona 85008	2000 Ultimate Way Weston, Florida 33326

By: /s/ George D. Slessman                By: /s/ John Machado
Printed Name: George D. Slessman            Printed Name: John Machado
Title: CEO                        Title: VP, SaaS Delivery
Date: 3/22/2012                        Date: 3/20/2012